                                                                       Exhibit 1

Sovereign  Exploration  Associates  International,  Inc. Announces Withdrawal of
Business Development Company Election

For Immediate Release

NEWTOWN,   PA.--September   25,   2006  -   Sovereign   Exploration   Associates
International,  Inc.  ("Sovereign")  (OTCBB:  SVXA)  announced  today  that  its shareholders  at a special  meeting have  approved a proposal for the company to withdraw its election to be a business  development company under the Investment
Company  Act of 1940.  The  withdrawal  was  approved by a vote of 91.33% of the company's  outstanding  common stock,  with 23,931,879 shares voted in favor and only 20,665 shares voted against.  Following the meeting, Sovereign withdrew its business  development  company election by filing Form N-54C with the Securities and Exchange Commission. The withdrawal was effective immediately.

"Giving up business  development company status simplifies our business and will let us  focus  on our core  business  of  finding  and  recovering  historically significant  shipwrecks," said Robert D. Baca,  Sovereign's  President and Chief
Executive  Officer.  He noted that a Sovereign  subsidiary has already recovered substantial  artifacts  from Le Chameau,  a French ship lost off Cape  Lorembec,
Cape Breton Island,  Nova Scotia in 1725, and has also identified other historic shipwrecks.

Sovereign  said that the  change  in its  status  would  give the  company  more flexibility in its business  arrangements  and capital  structure and reduce its future  legal and  accounting  expenses.  The  company  will carry on its marine recovery and explorations business through subsidiaries and controlled companies and will be managed so that it will not be subject to the Investment Company Act of 1940. It will continue to be a public company and file reports with the SEC.

About Sovereign Exploration Associates International, Inc.

Sovereign Exploration Associates International, Inc. (OTCBB: SVXA) is devoted to the continued exploration,  discovery and recovery of shipwrecks of historic and intrinsic value. For more information, visit www.sea-int.com.

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Contact:
     Sovereign Exploration Associates International, Inc.
     Curtis R. Sprouse, COO 781-246-7512
     Fax: 781-245-7774
     csprouse@sea-int.com
                  www.sea-int.com